EXHIBIT 99

News Release

Contact:
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL THIRD QUARTER 2011
OPERATING RESULTS AND AGREEMENT TO SELL DRILLING PRODUCTS BUSINESS

Milwaukee, WI – August 31, 2011 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the third quarter ended July 29, 2011 and reports that it has entered into a definitive agreement to sell the drilling products business of its recently acquired subsidiary, LeTourneau Technologies, Inc. (“LeTourneau”).

Third quarter bookings increased 49 percent to $1.4 billion and net sales increased 34 percent to $1.1 billion, compared to the same period last year.  Operating income of $236 million includes acquisition costs and was 20.8 percent of sales, compared to operating income of $172 million, or 20.3 percent of sales, in the third quarter of fiscal 2010.  Income from continuing operations was $172 million or $1.61 per fully diluted share for the third quarter compared to income from continuing operations of $119 million or $1.13 per fully diluted share in the third quarter of fiscal 2010.

Results for the third quarter of fiscal 2011 include the LeTourneau’s mining equipment and specialty steel businesses (collectively “the mining equipment business”) from June 22, 2011, the date the acquisition was completed, through the end of the quarter.  For that six-week period, LeTourneau’s mining equipment business had bookings of $23.6 million, net sales of $43.3 million and operating income of $6.2 million. This includes a preliminary estimate of $3.4 million for purchase accounting charges, of which $1.8 million was attributable to acquired inventories.  LeTourneau’s mining equipment business contributed $0.04 to Joy Global’s third quarter earnings per fully diluted share.  The Joy Global third quarter results also include $11.7 million of transaction costs primarily related to the LeTourneau acquisition and $12.1 million of net favorable discrete tax benefits.

Sale of Drilling Products Business

On August 29, 2011, the Company entered into a definitive agreement to sell the drilling products business of LeTourneau (“Drilling Products”) to Cameron International Corporation (“Cameron”) (NYSE: CAM) for $375 million in cash, subject to certain post-closing adjustments. The transaction has been approved by both companies’ boards of directors.  Completion of the transaction is subject to necessary regulatory approvals and other customary closing conditions and is expected to occur within 60 days.  Drilling Products had calendar 2010 revenue and Adjusted EBITDA* of $515 million and $32.2million, respectively.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global

LeTourneau’s drilling products business is a designer of offshore jack-up drilling rigs as well as a manufacturer of the primary components for these rigs.  It is also a manufacturer of drilling equipment for large land and offshore rigs.  The LeTourneau facilities in Houston, Texas and Vicksburg, Mississippi will be part of this transaction while the Longview, Texas facility will remain with Joy Global.  Steel products are not included in this transaction and will be reported through the P&H surface mining equipment business.  The parties will also enter into a Transition Manufacturing and Supply Agreement and Steel Supply Agreement. The Transition Manufacturing and Supply Agreement will allow for the orderly transfer of Drilling Products work from the Longview facility to Cameron and the Steel Supply Agreement will allow Cameron time to develop other sources.

Bank of America Merrill Lynch is serving as exclusive financial advisor to Joy Global on the divestiture.  Covington & Burling LLP is serving as Joy Global’s legal advisor.

Third Quarter Operating Results

“This has been a particularly good quarter for us,” said Mike Sutherlin, President and Chief Executive Officer.  “Our results continued the trend of strong operating performance, and we made two major strategic moves that will add long-term value.  Very good operating leverage on strong sales growth enabled us to deliver another record for operating margin, before the impact of LeTourneau.

We closed on the LeTourneau acquisition in late June, and today announce the sale of the drilling products business to Cameron International.  Cameron’s leading presence in the oil and gas industry will allow Cameron to grow and develop LeTourneau’s drilling applications with greater speed and efficiency.  In a short time, I have gained a strong appreciation for the people that make up the LeTourneau drilling products business, and it is good to know that they will have a great home and a bright future at Cameron,” said Sutherlin.

“For Joy Global, the divestiture enables us to focus on our core mission of mining equipment and the proceeds will expand our funding options to complete the acquisition of International Mining Machinery Holdings Ltd (“IMM”).  We indicated that LeTourneau would be immediately accretive to earnings, and its mining results for a six-week period added $0.04 to our third quarter earnings per diluted share.

After announcing a share purchase agreement for The Jordan Company’s 41 percent ownership of IMM, we have purchased 18 percent of IMM’s shares on the open market.  This ensures controlling interest upon MOFCOM approval of our agreement with The Jordan Company and significantly increases our confidence in a successful tender offer,” said Sutherlin.

“Finally, our strong bookings this quarter indicate that the industry fundamentals remain intact.  This is further supported by our growing list of qualified order prospects, as customers continue to move mine expansion projects forward and into the final stages for selection of mining equipment,” he added.

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Joy Global

Bookings - (in millions)
	Quarter Ended
	July 29,	July 30,	%
	2011	2010	Change

Underground Mining Machinery	$742.9	$634.5	17.1%
Surface Mining Equipment	732.1	369.9	97.9%
Eliminations	(51.3)	(31.2)
Subtotal	1,423.7	973.2	46.3%

LeTourneau Mining Equipment	23.6	-

Total	$1,447.3	$973.2	48.7%

Excluding LeTourneau, bookings increased 46 percent to $1.4 billion in the third quarter of fiscal 2011, from $973 million in the prior year quarter.  Original equipment bookings were up 78 percent, while aftermarket orders were 22 percent higher than they were in last year’s third quarter.  The weaker U.S. dollar resulted in a $79 million increase in bookings in the current quarter.

Orders for underground mining machinery increased 17 percent, with original equipment up 22 percent and aftermarket up 13 percent.  Original equipment orders increased in the United States, Eurasia and Australia.  Aftermarket bookings were up across all markets, led by the United States, Eurasia, South Africa and Australia.

Bookings for surface mining equipment almost doubled from the third quarter last year.  Original equipment orders of $419 million were more than three times the amount reported a year ago, while aftermarket bookings increased 31 percent.  Original equipment and aftermarket orders were received in the current quarter from customers across all major commodities and geographic markets.

Backlog at the end of the third quarter was $3.2 billion, compared to $1.8 billion at the beginning of fiscal 2011.  The increase reflected positive book to bill ratios for both surface and underground business segments.  Backlog at the end of the third quarter increased $227 million as a result of the LeTourneau acquisition, including orders booked in the quarter.

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Joy Global

Net Sales - (in millions)
	Quarter Ended
	July 29,	July 30,	%
	2011	2010	Change

Underground Mining Machinery	$669.2	$510.8	31.0%
Surface Mining Equipment	464.3	372.9	24.5%
Eliminations	(40.4)	(33.7)
Subtotal	1,093.1	850.0	28.6%

LeTourneau Mining Equipment	43.3	-

Total	$1,136.4	$850.0	33.7%

Net sales increased 29 percent to $1.1 billion in the third quarter, excluding LeTourneau.  Original equipment shipments increased 34 percent and aftermarket sales were up 25 percent over the prior year period.  Changes in foreign exchange rates increased net sales by $43 million in the third quarter compared to a year ago.

Net sales of underground mining equipment rose 31 percent in the third quarter compared to a year ago, with a 33 percent increase in original equipment shipments and a 29 percent increase in aftermarket sales.  The higher original equipment sales were from increased shipments of equipment in the United States, Eurasia, South Africa and Australia.  Aftermarket sales increased in substantially all of the underground mining machinery markets.

Net sales of surface mining equipment were 24 percent higher in the third quarter than they were a year ago.  Original equipment shipments increased 35 percent and aftermarket sales were up 19 percent.  The increase in original equipment sales was due to higher sales in all markets except for North America. The increase in aftermarket sales was led by South America and the other international markets.

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Joy Global

Operating Profit - (in millions)
	Quarter Ended
	July 29,	July 30,	Return on Sales
	2011	2010	2011	2010

Underground Mining Machinery	$156.4	$107.1	23.4%	21.0%
Surface Mining Equipment	107.6	82.9	23.2%	22.2%
Corporate Expenses	(12.7)	(9.6)
Eliminations	(9.8)	(8.0)
Subtotal	241.5	172.4	22.1%	20.3%

Acquisition Costs	(11.7)	-
Subtotal	229.8	172.4	21.0%	20.3%

LeTourneau Mining Equipment	6.2	-	14.3%	NA

Total	$236.0	$172.4	20.8%	20.3%

Excluding LeTourneau, operating profit was $230 million for the third quarter, compared to $172 million in the third quarter of last year.  Return on sales was 21.0 percent in the third quarter, compared to 20.3 percent last year.  The third quarter results include $11.7 million of transaction costs primarily related to the LeTourneau acquisition.  Excluding acquisition costs, the return on sales was 22.1 percent for the third quarter and incremental profitability was 28.4 percent.

The increased operating profit was due to the higher sales volume, favorable price realization, customer contract cancellation fees and favorable manufacturing overhead absorption.  These items were partially offset by an increase in selling, engineering and administrative expenses, along with the acquisition costs.  Changes in foreign exchange rates compared to a year ago added $10 million to third quarter operating profit.

The effective income tax rate was 25.3 percent in the third quarter, compared to 29.6 percent last year.  The effective third quarter tax rate benefitted from $12 million of net discrete tax benefits.  Excluding discrete items, the effective tax rate for the third quarter was 30.6 percent.  The discrete tax benefits were primarily related to tax strategies that enabled the repatriation of previously taxed earnings and favorable differences from the normal reconciliation of estimated to actual taxes for 2010.  The effective tax rate for the fourth quarter is estimated to be between 29 percent and 31 percent.

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Joy Global

Impact of Unusual Items on Earnings Per Share
	Quarter Ended
	July 29, 2011		July 30, 2010
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS

Income from Continuing Operations, as reported	$171.8	$1.61	$118.5	$1.13

Deduct:
LeTourneau Mining Equipment, net of tax	4.3	0.04	-	-

Discrete Tax Benefits	12.1	0.11	1.7	0.02

Add:
Acquisition Costs, net of tax	8.1	0.08	-	-

Income From Continuing Operations Before Unusual Items	$163.5	$1.54	$116.8	$1.11

Income from continuing operations in the third quarter was $172 million or $1.61 per fully diluted share, compared to income from continuing operations of $119 million or $1.13 per fully diluted share in the third quarter of the prior year.  The table above lists the unusual items that affected third quarter earnings per share compared to the same quarter last year.

Cash generated from continuing operations was $96 million in the third quarter, compared to cash generated from continuing operations of $203 million a year ago.  The reduction in cash generated from operations during the quarter was due primarily to an increase in inventories to support the planned increase in shipments and to support the higher number of machines in the operating fleet, partially offset by an increase in advanced payments.

The company used approximately $1.2 billion of cash for investing activities during the current quarter.  Approximately $1.04 billion was associated with the LeTourneau acquisition, and $141 million was used for the open-market purchase of approximately 10.5 percent of the outstanding shares of IMM.  These expenditures were financed with $500 million of five-year bank term loans and $700 million of cash on hand.  Subsequent to the end of the quarter, an additional 7.9 percent of the outstanding shares of IMM were purchased through open market transactions for approximately $105 million.

Third quarter capital expenditures of $22 million were approximately the same as in the third quarter of last year.  Capital expenditures for the fiscal year are now expected to be approximately $120 million.

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Joy Global

Market Outlook

The current outlook is a mixture of macro concerns over slowing economic growth and industry fundamentals that remain strong.

There is increasing evidence that slowing is underway in economies worldwide, and that growth in the U.S. and Europe may remain structurally lower for several years.  Various indicators of economic growth are declining and moving toward neutral.  Worldwide trade, measured by new export orders, remained close to the neutral level in July with the slowing of exports from China, Germany and Japan.  Global manufacturing increased for the 25th consecutive month in July, but the rate of expansion was the lowest since 2009. China’s manufacturing index declined in July, but remained positive.  Growth also slowed in India, Brazil and Russia.

The slowing of the global economy is also reflected in economic forecasts, which have reduced their growth outlook for the balance of 2011 and the first half of 2012.  Another indicator is the equity markets, which have seen their most significant outflows since October 2008.

Although comparisons are being made to 2008, there are differences.  Corporations have much stronger balance sheets today and are sitting on high levels of cash.  Industrial inventories that were brought down in 2009 have remained at historically low levels in days of supply, and this should mitigate any adverse de-stocking effect compared to 2008.  Banks also have significantly stronger balance sheets, corporate bond markets have substantial liquidity and interest rates remain at historic lows.  As a result, corporations are better prepared to manage through any correction period, and they will have the flexibility to maintain longer-term strategies and investment programs.

By comparison, the fundamentals in the commodity markets have continued to remain strong. The seaborne markets for copper, coal and iron ore continue to be driven by strong demand from China, India and other emerging markets.  Although industrial production and export growth is showing signs of slowing in China, massive infrastructure programs should sustain GDP growth at high levels.  Imports were reduced as China worked down inventories of copper and coal in the first half of this year, but recent increases of imports have started to replenish these stocks.  This move from de-stocking to restocking for copper and coal will support commodity demand even if growth slows.  Chinese copper imports grew sequentially in June and July, with June up 10 percent and July up 9.5 percent.  Coal imports climbed above the trailing 12-month average in May, and remained above the average in June and July.  China’s imports of both copper and coal are expected to remain strong for the balance of the year.  Imports of iron ore are up 8 percent over last year, which is consistent with the 9 percent growth in China steel production.  Although iron ore inventories have increased in tons, they remain near their historical average in days of supply.

India’s domestic thermal coal production is down 3 percent year to date, and imports continue to increase.  Coal imports are expected to grow by almost 20 percent this year and next, reaching 105 million metric tons in 2012.  As a result, India’s coal imports will begin to rival those of China.

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Joy Global

Japan continues to have an impact on the seaborne markets as it works through the after effects of the earthquake and tsunami.  Currently, 34 gigawatts of nuclear generating capacity are idled and 12 gigawatts of that is expected to be prolonged, resulting in as much as five million tons of additional demand for coal.  Thermal coal power generating capacity of eight gigawatts was also taken off line. Three of the five impacted coal power plants will soon be coming back on line, returning around 10 million tons to annual coal demand.

The United States coal market is increasingly becoming more balanced between domestic consumption and exports.  With natural gas prices remaining near $4.00 per million BTUs, more natural gas is being dispatched for power generation in the U.S.  However, coal demand remains stable for base-load generation, and coal stockpiles at utilities continue to run below the levels of 2010.  The lower stockpiles, combined with increased production costs due to regulatory requirements, are supporting higher thermal coal prices.  In addition, U.S. producers are increasingly turning to exports for growth.  Strong seaborne markets and a weak U.S. dollar have increased thermal coal exports by over 100 percent year over year.  Total U.S. coal exports are at their highest level since 1992 and are expected to reach 100 million tons this year.  At least two producers are making significant investments in western port capacity to enable Powder River Basin coal to enter the seaborne trade, which would open significant new markets for U.S. thermal coal.

With the help of these strong fundamentals, commodity prices have held steady at high levels, despite concerns over the slowing of the global economy.  Met coal and iron ore prices are expected to remain near current levels, while copper and seaborne thermal coal prices are expected to increase in 2012.  As a result, prices continue to support mine capacity expansion programs.  On average, there is very little excess mine capacity versus current production levels.  With the longer lead times required in starting up new greenfield mines, demand will exceed current capacity even under slower growth scenarios.  With strong commodity prices, positive demand outlook and risk generally to the upside, mining companies continue to move forward with expansion programs.  In addition, mining customers have been allocating a higher percentage of their free cash flow to capital expenditures for projects, rather than to acquisitions or capital returns.  Capex increases in 2010 and 2011 have returned customer capital expenditures to 2008 levels, and further increases are expected in 2012.

Company Outlook

“Our third quarter performance reflects three important dimensions that impact future results,” continued Sutherlin.  “First is the continued improvement in operational efficiencies.  Our Operational Excellence programs are improving productivity, quality and safety, and are achieving cycle-time reductions that are giving us a very significant competitive advantage.  This is also a major factor in enabling us to deliver strong operating leverage.

The second factor is the strategic investments we have made in LeTourneau mining equipment and International Mining Machinery.  LeTourneau adds a key product that complements our shovels for surface loading applications, and IMM gives us a leading presence in a major high-growth market.  LeTourneau is already accretive, excluding transaction costs and excess first year purchase accounting charges.  In addition, both businesses have strong growth potential,” said Sutherlin.

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Joy Global

“Finally, commodity and energy fundamentals remain intact despite expectations of slowing industrial production and global economic growth.  We have not encountered any instances of projects being deferred, delayed or de-prioritized.  In fact, discussions with customers continue to be focused on project planning, production slots and delivery availability.  One of the more quantitative measures of the current market comes from our prospect list.  This is a qualified list of major machine projects that are expected to become industry-wide orders in the next 12 months.  The list continued to grow in our third quarter, as more machine prospects moved inside the 12-month window than were taken off the list via bookings.  This indicates that customers are not just completing older projects, but are also advancing more recent projects.  In addition to projects, another dimension of industry fundamentals is aftermarket revenue, which continues to experience strong growth rates.  The aftermarket growth is due to a number of factors, including higher mine production levels, lower ore grades, tougher geological conditions and a growing working fleet.  These factors are expected to continue to support strong aftermarket demand.

Even with strong fundamentals, there is a real possibility of some slowing of demand growth going forward.  However, we do not expect the macro concerns to lead to a major market correction.  We will use this as an opportunity to trim up our business.  Planning early and planning often served us well in 2008, and we will start that process again—just in case.  We will increase the scrutiny of normal costs and routine increases, but will maintain our focus and funding on key strategic programs, such as the next step of capacity addition and major R&D programs.

Our outlook for the remainder of this year has improved from our results through the third quarter, the momentum carrying into our fourth quarter and the impact of LeTourneau’s mining equipment business.  We now expect fiscal year revenues to be between $4.3 and $4.5 billion.  This is an increase of $200 million from prior annual guidance, with approximately $150 million coming from the LeTourneau mining equipment business.  We expect to maintain our operating leverage at 25 percent, and we expect this to deliver annual earnings per fully diluted share of $5.70 to $6.00 from continuing operations for fiscal 2011, a $0.40 per share increase from prior annual guidance.  Of this, $0.10 per share is attributed to LeTourneau’s mining equipment business, net of $0.04 of inventory purchase accounting charges.  In addition, $0.11 per share is from discrete tax items recognized in the third quarter, less $0.12 per share of acquisition transaction costs,” concluded Sutherlin.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s third quarter results at 11:00 a.m. EDT on August 31, 2011.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on September 21, 2011 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

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Joy Global

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on September 30, 2011.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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Joy Global

*LeTourneau Drilling Products
Adjusted EBITDA Reconciliation
Year Ended December 31, 2010
(USD in Millions)

EBITDA	$(9.8)

Write down of excess inventory	42.0

Adjusted EBITDA	$32.2

EBITDA Reconciliation
Year Ended December 31, 2010
(USD in Millions)

EBITDA	$(9.8)

Depreciation & Amortization	8.6

Loss from Operations	$(18.4)

Use of Non-GAAP Financial Measures

In this press release “Adjusted EBITDA”, which is a non-GAAP financial measure, is used as a performance measure for LeTourneau’s drilling products business.  In accordance with SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with accounting principles generally accepted in the United Sates (“GAAP”).

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Joy Global

EBITDA is defined as net income before (a) net interest expense (b) income taxes and (c) depreciation and amortization.  Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate a lower of cost or market adjustment related to LeTourneau’s Drilling Products inventory.  We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of LeTourneau’s drilling products business.  Presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. These measures also provide an indicator for management to determine if adjustments to current spending decisions are needed.  Furthermore, the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, and the abnormal inventory valuation write-down.  Accordingly, these metrics measure financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of the business.  In addition, Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results.  Although Adjusted EBITDA is used as a financial measure to assess the performance of this business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate the business.  The reconciliation between EBITDA and Adjusted EBITDA and net income above is disclosed to compensate for this limitation. While net income is used as a significant measure of profitability, Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating operating performance and profitability.   Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with GAAP as a measure of performance.
JOYG-F

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Joy Global

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
	2011	2010	2011	2010

Net sales	$1,136,352	$850,002	$3,068,613	$2,475,446
Costs and expenses:
Cost of sales	739,626	560,217	2,013,615	1,653,427
Product, selling and admin expenses	165,325	118,262	438,985	354,547
Other income	(4,591)	(903)	(7,839)	(3,054)
Operating income	235,992	172,426	623,852	470,526

Interest expense, net	(6,032)	(3,939)	(13,600)	(12,865)
Reorganization items	-	(145)	(35)	(740)
Income from continuing operations before income taxes	229,960	168,342	610,217	456,921

Provision for income taxes	58,155	49,839	174,208	141,760
Income from continuing operations	171,805	118,503	436,009	315,161

Income from discontinued operations,net of income taxes	1,300	-	1,300	-

Net income	$173,105	$118,503	$437,309	$315,161

Basic earnings per share:
Continuing operations	$1.63	$1.15	$4.16	$3.06
Discontinued operations	0.01	-	0.01	-
Net income	$1.64	$1.15	$4.17	$3.06

Diluted earnings per share:
Continuing operations	$1.61	$1.13	$4.09	$3.01
Discontinued operations	0.01	-	0.01	-
Net income	$1.62	$1.13	$4.10	$3.01

Dividends per share	$0.175	$0.175	$0.525	$0.525

Weighted average shares outstanding:
Basic	105,204	103,333	104,803	103,084
Diluted	106,735	104,964	106,475	104,732

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 29,	October 29,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$443,092	$815,581
Accounts receivable, net	852,376	674,135
Inventories	1,240,189	764,945
Other current assets	166,526	107,266
Current assets of discontinued operations	351,579	-
Total current assets	3,053,762	2,361,927

Property, plant and equipment, net	504,384	378,024
Other intangible assets, net	403,283	178,831
Goodwill	393,657	125,686
Investments	134,854	-
Deferred income taxes	141,551	149,654
Other non-current assets	65,787	76,891
Non-current assets of discontinued operations	233,080	-
Total assets	$4,930,358	$3,271,013

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$33,700	$1,550
Trade accounts payable	357,620	291,742
Employee compensation and benefits	129,628	128,132
Advance payments and progress billings	790,570	376,300
Accrued warranties	79,223	62,351
Other accrued liabilities	178,611	163,249
Current liabilities of discontinued operations	200,740	-
Total current liabilities	1,770,092	1,023,324

Long-term obligations	873,366	396,326

Accrued pension costs	325,964	428,348
Other non-current liabilities	82,565	80,649

Shareholders' equity	1,878,371	1,342,366

Total liabilities and shareholders' equity	$4,930,358	$3,271,013

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
	2011	2010	2011	2010

Operating Activities:
Net income from continuing operations	$171,805	$118,503	$436,009	$315,161
Net income from discontinued operations	1,300	-	1,300	-
Depreciation and amortization	19,021	15,541	50,669	44,870
Other, net	(38,057)	(17,110)	(107,274)	(25,877)

Changes in working capital:
Change in accounts receivable, net	(30,292)	(6,051)	(64,902)	(7,231)
Change in inventories	(106,673)	(59,252)	(259,180)	(21,472)
Change in trade accounts payable	(6,099)	37,248	18,894	50,712
Change in adv payments and progress billings	81,576	74,236	303,475	30,309
Change in other working capital items	5,018	41,801	(31,557)	(13,543)
Net cash provided by operating activities - continuing operations	96,299	204,916	346,134	372,929
Net cash used by operating activities - discontinued operations	(2,444)	-	(2,444)	-

Investing Activities:
Property, plant, and equipment acquired	(22,091)	(19,201)	(75,189)	(51,325)
Investments in LeTourneau and IMM	(1,181,774)	-	(1,181,774)	-
Other - net	2,350	(26)	2,514	(1,614)
Net cash used by investing activities - continuing operations	(1,201,515)	(19,227)	(1,254,449)	(52,939)
Net cash used by investing activities - discontinued operations	(361)	-	(361)	-

Financing Activities:
Share-based payment awards	2,809	2,249	70,426	24,187
Dividends paid	(18,382)	(18,055)	(54,870)	(54,003)
Financing fees	(9,300)	-	(9,435)	-
Debt borrowings (repayments)	505,710	(4,565)	508,861	(13,085)
Net cash provided (used) by financing activities - continuing operations	480,837	(20,371)	514,982	(42,901)
Net cash provided (used) by financing activities - discontinued operations	-	-	-	-

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(865)	291	23,649	(132)

(Decrease) Increase in Cash and Cash Equivalents	(628,049)	165,609	(372,489)	276,957

Cash and Cash Equivalents at the Beginning of Period	1,071,141	583,033	815,581	471,685

Cash and Cash Equivalents at the End of Period	$443,092	$748,642	$443,092	$748,642

Supplemental cash flow information:
Interest paid	$14,350	$13,226	$29,312	$27,512
Income taxes paid	63,190	13,092	155,995	117,191

Depreciation and amortization by segment:
Underground Mining Machinery	$10,618	$10,329	$30,769	$29,339
Surface Mining Equipment	8,344	5,179	19,725	15,439
Corporate	59	33	175	92
Total depreciation and amortization	$19,021	$15,541	$50,669	$44,870

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 29,	July 30,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$669,179	$510,817	$158,362	31.0%
Surface Mining Equipment	507,552	372,942	134,610	36.1%
Eliminations	(40,379)	(33,757)	(6,622)	-19.6%
Total Sales By Operation	$1,136,352	$850,002	$286,350	33.7%

Net Sales By Product Stream:
Aftermarket Revenues	$658,855	514,893	$143,962	28.0%
Original Equipment Revenues	477,497	335,109	142,388	42.5%
Total Sales By Product Stream	$1,136,352	$850,002	$286,350	33.7%

Net Sales By Geography:
United States	$506,509	$373,123	$133,386	35.7%
Rest of World	629,843	476,879	152,964	32.1%
Total Sales By Geography	$1,136,352	$850,002	$286,350	33.7%

	Quarter Ended
	July 29,	July 30,
	2011	2010	% of Net Sales
Operating Income By Segment:
Underground Mining Machinery	$156,437	$107,084	23.4%	21.0%
Surface Mining Equipment	113,760	82,857	22.4%	22.2%
Corporate	(24,392)	(9,541)	-	-
Eliminations	(9,813)	(7,974)	-	-
Total Operating Income	$235,992	$172,426	20.8%	20.3%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	July 29,	July 30,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$1,828,481	$1,478,835	$349,646	23.6%
Surface Mining Equipment	1,333,372	1,084,555	248,817	22.9%
Eliminations	(93,240)	(87,944)	(5,296)	-6.0%
Total Sales By Operation	$3,068,613	$2,475,446	$593,167	24.0%

Net Sales By Product Stream:
Aftermarket Revenues	$1,858,383	$1,480,959	$377,424	25.5%
Original Equipment Revenues	1,210,230	994,487	215,743	21.7%
Total Sales By Product Stream	$3,068,613	$2,475,446	$593,167	24.0%

Net Sales By Geography:
United States	$1,402,818	$1,122,727	$280,091	24.9%
Rest of World	1,665,795	1,352,719	313,076	23.1%
Total Sales By Geography	$3,068,613	$2,475,446	$593,167	24.0%

	Nine Months Ended
	July 29,	July 30,
Operating Income By Segment:	2011	2010	% of Net Sales
Underground Mining Machinery	$406,807	$284,571	22.2%	19.2%
Surface Mining Equipment	290,673	240,248	21.8%	22.2%
Corporate	(50,548)	(32,677)	-	-
Eliminations	(23,080)	(21,616)	-	-
Total Operating Income	$623,852	$470,526	20.3%	19.0%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 29,	July 30,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$742,935	$634,465	$108,470	17.1%
Surface Mining Equipment	755,747	369,908	385,839	104.3%
Eliminations	(51,359)	(31,189)	(20,170)	-
Total Bookings By Operation	$1,447,323	$973,184	$474,139	48.7%

Bookings By Product Stream:
Aftermarket Bookings	$686,326	552,893	$133,433	24.1%
Original Equipment Bookings	760,997	420,291	340,706	81.1%
Total Bookings By Product Stream	$1,447,323	$973,184	$474,139	48.7%

	Nine Months Ended
	July 29,	July 30,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$2,469,573	$1,790,982	$678,591	37.9%
Surface Mining Equipment	1,862,235	1,123,979	738,256	65.7%
Eliminations	(132,180)	(85,880)	(46,300)	-
Total Bookings By Operation	$4,199,628	$2,829,081	$1,370,547	48.4%

Bookings By Product Stream:
Aftermarket Bookings	$2,031,165	1,669,171	$361,994	21.7%
Original Equipment Bookings	2,168,463	1,159,910	1,008,553	87.0%
Total Bookings By Product Stream	$4,199,628	$2,829,081	$1,370,547	48.4%

	Amounts as of:
	July 29,	April 29,	January 28,	October 29,
	2011	2011	2011	2010
Backlog By Segment:
Underground Mining Machinery	$1,855,361	$1,781,605	$1,524,761	$1,208,181
Surface Mining Equipment	1,405,284	917,718	687,270	637,050
Eliminations	(63,829)	(60,182)	(34,992)	(24,973)
Total Backlog By Operation	$3,196,816	$2,639,141	$2,177,039	$1,820,258

Backlog By Product Stream:
Aftermarket Backlog	$810,279	$769,230	$678,442	$624,951
Original Equipment Backlog	2,386,537	1,869,911	1,498,597	1,195,307
Total Backlog By Product Stream	$3,196,816	$2,639,141	$2,177,039	$1,820,258

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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